EXHIBIT 99.1
For Immediate Release
American Axle & Manufacturing Reports
Third Quarter of 2011 Financial Results

Announces 2012-2014 New Business Backlog of $1.1 Billion

Detroit, Michigan, October 28, 2011 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the third quarter of 2011.

Third Quarter 2011 Results

•	Third quarter 2011 sales of $647.6 million, up 5% from the third quarter of 2010

•	Non-GM sales grew approximately 18% on a year-over-year basis to $173.9 million

•	Net income of $24.8 million, or $0.33 per share

•
AAM's quarterly results reflect the adverse impact of special charges, asset impairments and other non-recurring operating costs of $11.9 million, or $0.15 per share, primarily related to the planned closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility

•	Gross profit of $103.5 million, or 16.0% of sales

•	Operating income of $44.5 million, or 6.9% of sales

•
Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, excluding the impact of special charges, asset impairments and other non-recurring operating costs) of $93.2 million, or 14.4% of sales

•	Free cash flow use of $221.2 million in the quarter (net cash used in operating activities less capital expenditures net of proceeds from the sale of equipment)

•
AAM's free cash flow use in the quarter reflects a one-time use of cash of approximately $190 million in the quarter related to the termination of accelerated payment terms with General Motors Company (GM); as a result of this change, effective July 1, 2011 AAM transitioned to GM's standard weekly payment terms, which average approximately 50 days

AAM's results in the third quarter were net earnings of $24.8 million or $0.33 per share. This compares to net earnings of $38.8 million or $0.52 per share in the third quarter of 2010.

In the third quarter of 2011, AAM's results include the adverse impact of special charges, asset impairments and other non-recurring operating costs of $11.9 million, or $0.15 per share, primarily related to the planned closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. Also included in the quarter's special charges was a $1.6 million asset impairment recorded by our e-AAM joint venture related to the long-term supply agreement with Saab Automobile AB.

“In the third quarter of 2011, AAM's reported profits were adversely impacted by the decision to close our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. Excluding this and the accounting impact of other non-recurring items, AAM continued a strong sales and profit performance in 2011 with solid third quarter financial results,” said AAM's Co-Founder, Chairman of the Board and Chief Executive Officer, Richard E. Dauch. “AAM's sustained strong profit performance over the past two years is enabling us to accelerate the investment in advanced product, process and systems technology necessary to expand and diversify our customer base, product portfolio and served markets. As a result, we are on track to grow our annual sales to exceed $3 billion by 2013 while significantly improving our business diversification and balance sheet strength.”

Net sales in the third quarter of 2011 increased approximately 5% to $647.6 million as compared to $618.2 million in the third quarter of 2010. Non-GM sales in the third quarter of 2011 increased approximately 18% on a year-over-year basis to $173.9 million, or 27% of total sales.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the third quarter of 2011, AAM's content-per-vehicle increased to $1,466 as compared to $1,458 in the third quarter of 2010.

AAM's net sales of approximately $2.0 billion in the first three quarters of 2011 increased by $279.7 million, or 16.5%, as compared to $1.7 billion in the first three quarters of 2010. Non-GM sales for the year-to-date period of $535.0 million grew by approximately 32% on a year-over-year basis as compared to the first three quarters of 2010.

AAM's gross profit in the third quarter of 2011 was $103.5 million, or 16.0% of sales. In the first three quarters of 2011, AAM's gross profit was $349.4 million, or 17.7% of sales, as compared to $300.1 million for the first three quarters of 2010.

AAM's operating income in the third quarter of 2011 was $44.5 million or 6.9% of sales. In the first three quarters of 2011, AAM's operating income was $174.9 million, or 8.8% of sales, as compared to $153.1 million for the first three quarters of 2010.

AAM's SG&A spending in the third quarter of 2011 was $59.0 million as compared to $53.2 million in the third quarter of 2010. AAM's R&D spending in the quarter increased by $10.6 million on a year-over-year basis to $31.8 million as compared to $21.2 million in the third quarter of 2010.

In the first three quarters of 2011, AAM's SG&A spending was $174.5 million as compared to $147.0 million in the first three quarters of 2010. AAM's R&D spending for the first three quarters of 2011 increased by $26.5 million on a year-over-year basis to $85.4 million as compared to $58.9 million in the first three quarters of 2010.

AAM defines Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization, excluding the impact of special charges, asset impairments and other non-recurring operating costs, including debt refinancing costs and expenses related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. AAM's Adjusted EBITDA in the third quarter of 2011 was $93.2 million, or 14.4% of sales.

In the first three quarters of 2011, AAM's Adjusted EBITDA was $295.7 million, or 14.9% of sales.

AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sales of equipment. Net cash used in operating activities in first three quarters of 2011 was a use of $65.4 million. Capital spending, net of proceeds from the sale of equipment for the first three quarters of 2011 was $103.1 million. Reflecting the impact of this activity, AAM's free cash flow was a use of $168.5 million in the first three quarters of 2011.

AAM's free cash flow in 2011 reflects a one-time use of cash in the third quarter of approximately $190 million related to the termination of accelerated payment terms with GM. As a result of this change, effective July 1, 2011 AAM transitioned to GM's standard weekly payment terms, which average approximately 50 days.

In the first three quarters of 2010, AAM generated $133.0 million of positive free cash flow.

As of September 30, 2011, AAM's total available liquidity was approximately $400 million, consisting of available cash and borrowing capacity on AAM's global credit facilities.

2012 - 2014 New Business Backlog

AAM's three-year backlog of new business launching from 2012 through 2014 has grown to $1.1 billion in future annual sales. AAM's new business backlog launching from 2012 - 2014 is more than 15% higher than the previous three-year backlog for 2011 - 2013.

AAM's success in building the new business backlog reflects our efforts to diversify the business by increasing AAM's exposure to global growth markets, advancing and innovating AAM's product portfolio, and growing AAM's customer base.

Highlights of AAM's $1.1 billion new business backlog launching from 2012 - 2014 include the following:

•
Continued customer diversification: 75% of the programs launching from 2012 - 2014 are non-GM programs. This includes new and expanded awards from multiple global premium vehicle manufacturers, including: Chrysler Group LLC and the Fiat family of global vehicle platforms; Daimler Truck, Mercedes Benz, Mack Truck, Volvo Powertrain Group, Navistar, Mahindra Navistar Automotives Limited, Tata Motors, Jaguar/Land Rover, Volkswagen AG, Audi AG, Scania AB and others. AAM's new business backlog for 2012 - 2014 supports AAM's target of growing non-GM sales to 40% of total sales by 2013 and 50% of total sales by 2015.

•
Expansion of product portfolio: Approximately two-thirds of AAM's new business backlog launching from 2012 - 2014 is for passenger car, crossover vehicle and commercial vehicle programs. This is significantly improving the balance of AAM's future revenue streams.

•
Growth in global growth markets: Over 70% of AAM's $1.1 billion new business backlog for 2012 - 2014 is for programs sourced outside of North America. These awards support AAM's expansion in the fast-growing markets of Poland, Brazil, China, India and Thailand.

A conference call to review AAM's third quarter 2011 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from Noon ET on October 28, 2011 until 5:00 p.m. ET November 4, 2011 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 16416856.

Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Indiana, Michigan, New York, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Sweden, Thailand and the United Kingdom.

Certain statements contained in this press release are “forward-looking statements” and relate to the Company's plans, projections, strategies or future performance. Such statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions; reduced purchases of our products by GM, Chrysler or other customers; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; our ability to achieve cost reductions through ongoing restructuring actions; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; additional restructuring actions that may occur; our ability to continue to implement improvements in our U.S. labor cost structure; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability to consummate and integrate acquisitions and joint ventures; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruption of production and supply, and currency rate fluctuations); liabilities arising from warranty claims, product recalls, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. For additional discussion, see “Risk factors” in our most recent 10K and 10Q filings.

It is not possible to foresee or identify all such factors and we assume no obligation to update any forward-looking statements or to disclose any subsequent facts, events or circumstances that may affect their accuracy.

# # #

For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in millions, except per share data) (in millions, except per share data)

Net sales	$647.6	$618.2	$1,979.4	$1,699.7

Cost of goods sold	544.1	504.3	1,630.0	1,399.6

Gross profit	103.5	113.9	349.4	300.1

Selling, general and administrative expenses	59.0	53.2	174.5	147.0

Operating income	44.5	60.7	174.9	153.1

Interest expense	(19.7)	(22.1)	(61.5)	(67.4)

Investment income	0.3	0.4	0.9	1.4

Debt refinancing and redemption costs	—	—	(3.1)	—

Other income (expense), net	(0.2)	0.5	0.1	(1.7)

Income before income taxes	24.9	39.5	111.3	85.4

Income tax expense	2.3	0.8	4.2	5.2

Net income	22.6	38.7	107.1	80.2

Net loss attributable to the noncontrolling interests	2.2	0.1	4.6	0.3

Net income attributable to AAM	$24.8	$38.8	$111.7	$80.5

Diluted earnings per share	$0.33	$0.52	$1.48	$1.08

Diluted shares outstanding	75.4	74.3	75.4	74.5

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2011	December 31, 2010
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$114.4	$244.6
Accounts receivable, net	384.8	146.6
Inventories, net	157.7	130.3
Prepaid expenses and other	83.1	80.6
Total current assets	740.0	602.1

Property, plant and equipment, net	942.6	936.3
GM postretirement cost sharing asset	240.6	244.4
Goodwill	156.0	155.8

Other assets and deferred charges	153.6	176.1
Total assets	$2,232.8	$2,114.7

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$363.6	$283.6
Accrued expenses and other	250.8	285.5
Total current liabilities	614.4	569.1

Long-term debt	1,050.6	1,010.0
Deferred revenue	92.8	116.0
Postretirement benefits and other long-term liabilities	848.3	887.7
Total liabilities	2,606.1	2,582.8

Stockholders' deficit	(373.3)	(468.1)
Total liabilities and stockholders' deficit	$2,232.8	$2,114.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(In millions)		(In millions)
Operating activities
Net income	$22.6	$38.7	$107.1	$80.2
Depreciation and amortization	35.0	33.7	103.8	98.1
Other	(239.5)	(43.8)	(276.3)	15.2

Net cash flow provided by operating activities	(181.9)	28.6	(65.4)	193.5

Purchases of property, plant & equipment	(39.4)	(24.8)	(111.0)	(61.7)
Purchase buyouts of leased equipment	—	(0.4)	—	(7.8)
Proceeds from sales of property, plant & equipment	0.1	—	7.9	1.2
Redemption of short-term investments	—	—	—	1.6

Net cash flow used in investing activities	(39.3)	(25.2)	(103.1)	(66.7)

Net decrease in long-term debt	88.0	(3.3)	40.6	(60.8)
Debt issuance costs	(0.4)	—	(5.7)	(2.2)
Repurchase of treasury stock	—	—	(0.1)	(1.3)
Employee stock option exercises	—	—	4.6	—

Net cash flow provided by (used in) financing activities	87.6	(3.3)	39.4	(64.3)

Effect of exchange rate changes on cash	(2.3)	1.4	(1.1)	(0.4)

Net decrease in cash and cash equivalents	(135.9)	1.5	(130.2)	62.1

Cash and cash equivalents at beginning of period	250.3	238.7	244.6	178.1

Cash and cash equivalents at end of period	$114.4	$240.2	$114.4	$240.2

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010		2011	2010
	(In millions)			(In millions)

Net income attributable to AAM	$24.8	$38.8		$111.7	$80.5
Interest expense	19.7	22.1		61.5	67.4
Income taxes	2.3	0.8		4.2	5.2
Depreciation and amortization	35.0	33.7		103.8	98.1

EBITDA	$81.8	$95.4		$281.2	$251.2

Debt refinancing and redemption costs	—	—		3.1	—
Other special charges, asset impairments and
other non-recurring operating costs	11.4	—		11.4	—

ADJUSTED EBITDA	$93.2	$95.4	4.0	$295.7	$251.2

Net debt(b) to capital

	September 30, 2011	December 31, 2010
	(In millions, except percentages)

Total debt	$1,050.6	$1,010.0
Less: cash and cash equivalents	114.4	244.6

Net debt at end of period	936.2	765.4

Stockholders' deficit	(373.3)	(468.1)

Total invested capital at end of period	$562.9	$297.3

Net debt to capital(c)	166.3%	257.5%

Free Cash Flow(d)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(In millions)		(In millions)

Net cash provided by operating activities	$(181.9)	$28.6	$(65.4)	$193.5
Less: Purchases of property, plant & equipment, net of proceeds from sale of equipment	(39.3)	(24.8)	(103.1)	(60.5)

Free cash flow	$(221.2)	$3.8	$(168.5)	$133.0

________________________________________

(a)
We define EBITDA to be earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of debt refinancing and redemption costs and special charges and restructuring costs related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as it is commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by operating activities less purchases of property and equipment, net of proceeds from sales of assets. We believe free cash flow is a meaningful measures as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate net operating cash flow and free cash flow differently.

(e)	Special charges, asset impairments and other non-recurring operating costs include $0.5 million related to the noncontrolling interests portion of the $1.6 million asset impairments recorded by e-AAM.